Sound Financial Bancorp, Inc. Q3 2021 Results
Seattle, WA, October 26, 2021 — Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $2.6 million for the quarter ended September 30, 2021, or $0.98 diluted earnings per share, as compared to net income of $2.3 million, or $0.85 diluted earnings per share for the quarter ended June 30, 2021, and $2.3 million, or $0.90 diluted earnings per share for the quarter ended September 30, 2020. The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.17 per share, payable on November 24, 2021 to stockholders of record as of the close of business on November 10, 2021.

Comments from President and Chief Executive Officer
“We are very pleased with our result for the quarter with net income increasing by 15.2% over the prior quarter driven by a 13.1% increase in net interest income. Loans held-for-portfolio increased $27.9 million offsetting continued PPP loan forgiveness by the SBA, reflecting our emphasis on organic portfolio growth. Although, deposits increased only modestly this quarter, we achieved continued growth in noninterest-bearing deposits which favorably impacted our cost of funds,” remarked Ms. Stewart, President, Chief Executive Officer.

Q3 2021 Financial Performance
Total assets increased $4.9 million or 0.5% to $928.1 million at September 30, 2021, from $923.2 million at June 30, 2021, and increased $60.7 million or 7.0% from $867.4 million at September 30, 2020.

Net interest income increased 13.1% to $8.3 million for the quarter ended September 30, 2021, from $7.4 million for the quarter ended June 30, 2021, and increased 24.9% from $6.7 million for the quarter ended September 30, 2020.

Net interest margin ("NIM") was 3.74% for the quarter ended September 30, 2021, compared to 3.36% for the quarter ended June 30, 2021 and 3.27% for the quarter ended September 30, 2020.
Loans held-for-sale increased $210 thousand or 5.7% to $3.9 million at September 30, 2021, compared to $3.7 million at June 30, 2021 and decreased $12.2 million or 75.8% from $16.1 million at September 30, 2020.

Provision for loan losses was $175 thousand for the quarter ended September 30, 2021, compared to a $250 thousand provision for loan losses for the quarter ended June 30, 2021, and a $275 thousand provision for loan losses for the quarter ended September 30, 2020. The allowance for loan losses to total nonperforming loans was 206.16% and to total loans was 0.95% at September 30, 2021.

Loans held-for-portfolio increased $27.9 million or 4.4% to $667.6 million at September 30, 2021, compared to $639.6 million at June 30, 2021, and decreased $21.9 million or 3.2% from $689.4 million at September 30, 2020. Paycheck Protection Program ("PPP") loans totaled $11.8 million at September 30, 2021, compared to $36.0 million at June 30, 2021 and $74.8 million at September 30, 2020.

Net gain on sale of loans was $568 thousand for the quarter ended September 30, 2021, compared to $1.1 million for the quarter ended June 30, 2021 and $1.8 million for the quarter ended September 30, 2020.

Total deposits increased $2.9 million or 0.4%, to $807.7 million at September 30, 2021, from $804.7 million at June 30, 2021, and increased $58.8 million from $748.9 million at September 30, 2020. Noninterest-bearing deposits increased $13.0 million or 7.1% to $194.8 million at September 30, 2021 compared to $181.8 million at June 30, 2021, and increased $42.6 million or 28.0% compared to $152.2 million at September 30, 2020.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at September 30, 2021.

Operating Results

Net interest income increased $966 thousand, or 13.1%, to $8.3 million for the quarter ended September 30, 2021, compared to $7.4 million for the quarter ended June 30, 2021 and increased $1.7 million, or 24.9%, from $6.7 million for the quarter ended September 30, 2020. The increase from the prior quarter was primarily the result of higher interest income earned on loans and lower interest expense paid on deposits. The increase from the same quarter last year was primarily the result of lower interest expense paid on deposits, higher interest income earned on loans, and higher interest income earned on investments and interest-bearing cash, partially offset by higher interest expense paid on subordinated debt.
Interest income increased $687 thousand, or 8.2%, to $9.1 million for the quarter ended September 30, 2021, compared to $8.4 million for the quarter ended June 30, 2021 and increased $594 thousand, or 7.0%, from $8.5 million for the quarter ended September 30, 2020. The increase from the prior quarter was due to a 15 basis point increase in loan yields. The Bank recognized $1.1 million, $1.0 million, and $522 thousand in deferred fees and interest income related to PPP loans during the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively. Approximately 90% of the nearly $119.2 million of total PPP loans the Bank originated were forgiven as of September 30, 2021, compared to approximately 70% as of June 30, 2021. The increase in interest income from the same quarter last year was due primarily to a 62 basis point increase in the average loan yield, partially offset by lower average loan balances.
Interest income on loans increased $668 thousand, or 8.0%, to $9.0 million for the quarter ended September 30, 2021, compared to $8.3 million for the quarter ended June 30, 2021, and increased $545 thousand, or 6.5%, from $8.4 million for the quarter ended September 30, 2020. The average balance of total loans was $652.3 million for the quarter ended September 30, 2021, compared to $628.1 million for the quarter ended June 30, 2021 and $693.5 million for the quarter ended September 30, 2020. The average yield on total loans was 5.45% for the quarter ended September 30, 2021, compared to 5.30% for the quarter ended June 30, 2021 and 4.83% for the quarter ended September 30, 2020. The increase in the average yield on loans during the current quarter compared to the prior quarter primarily was due to higher loan yields primarily due to U.S. Small Business Administration’s (“SBA”) PPP loan forgiveness, partially offset by new loan originations at lower rates, primarily related to fixed rate mortgage loans. The increase in the average yield on loans during the current quarter compared to the same quarter in 2020 was primarily due to the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA partially offset by adjustable rate loans resetting downward. Refer to the net interest margin discussion below for the impact of PPP. Interest income on investments and interest-bearing cash increased $19 thousand to $135 thousand for the quarter ended September 30, 2021, compared to $116 thousand for the quarter ended June 30, 2021, and increased $49 thousand from $86 thousand for the quarter ended September 30, 2020. This increase compared to the same quarter one year ago was due to higher average balances of interest-earning cash reflecting the increase in deposits between the periods, partially offset by lower average yields.
Interest expense decreased $279 thousand, or 26.2%, to $785 thousand for the quarter ended September 30, 2021, compared to $1.1 million for the quarter ended June 30, 2021 and decreased $1.1 million, or 57.5%, from $1.8 million for the quarter ended September 30, 2020. The decrease from the prior quarter was primarily due to both a lower average rate paid and average balance of certificate accounts. The average rate paid on certificate accounts declined 33 basis points to 1.27% while the average balance declined $39.0 million, or 22.3%, to $135.8 million during the current quarter compared to the quarter ended June 30, 2021. These decreases were partially offset by an increase in the average balance of noninterest-bearing deposits due in part to increases in the balances of existing account relationships, as well as deposit growth from new commercial loan relationships. The decrease in interest expense during the current quarter from the comparable period a year ago was primarily the result of a 67 basis point decline in the average cost of deposits reflecting reduced rates paid on all deposits, a $103.5 million or 43.3% decline in the average balance of certificate accounts and the repayment of $40.5 million in FHLB advances, partially offset by the interest expense on subordinated notes issued in the third quarter of 2020 and a $159.1 million or 48.0% increase in the average balance of interest-bearing deposits other than certificate accounts. In addition, total deposit costs were favorably impacted by the $2.9 million increase in average balance of noninterest bearing deposits to $182.5 million for the three months ended September 30, 2021, compared to $179.6 million for the three months ended June 30, 2021, and the $37.9 million increase from the same period last year. The increase in the average noninterest bearing deposits contributed to the 15 basis point decrease in the average cost of total deposits to 0.30% for the quarter ended September 30, 2021, from 0.45% for the quarter ended June 30, 2021, and the decline of 67 basis points from 0.97% for the quarter ended September 30, 2020. The average cost of borrowings decreased to 5.74% for the quarter ended September 30, 2021, from 5.81% for the quarter ended June 30, 2021, and increased from 1.04% for the quarter ended September 30, 2020. The average cost of subordinated debt and borrowings increased from the same period a year ago reflecting the issuance of the subordinated notes and repayment of FHLB borrowings.

Net interest margin (annualized) was 3.74% for the quarter ended September 30, 2021, compared to 3.36% for the quarter ended June 30, 2021 and 3.27% for the quarter ended September 30, 2020. The increase in net interest margin from the prior quarter was due primarily to the higher average yield earned on loans and an 18 basis point decline in the cost of total interest-bearing liabilities. The increase from the comparable period in 2020 was primarily due to decline in rates paid on interest-bearing liabilities following decreases in the short-term market rates in the second quarter of 2020 exceeding the decline in yields earned on interest-earning assets. During the third quarter of 2021, the average yield earned on PPP loans, including the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA, resulted in a positive impact to the net interest margin of 41 basis points during the quarter ended September 30, 2021, compared to a positive impact of 24 basis points during the quarter ended June 30, 2021, and a negative impact of five basis points during the quarter ended September 30, 2020.
The Company recorded a provision for loan losses of $175 thousand for the quarter ended September 30, 2021, as compared to $250 thousand for the quarter ended June 30, 2021, and $275 thousand for the quarter ended September 30, 2020. The decrease in the provision for loan losses for the quarter ended September 30, 2021 compared to the quarter ended June 30, 2021 resulted primarily from a positive adjustment in the qualitative factors applied to real estate related loans as a result of the improvement in economic conditions related to the strong housing market, partially offset by an increase in the loans held-for-portfolio and $1.6 million increase in non-performing loans. The decrease in the provision for loan losses in the current quarter compared to the comparable period in 2020 was primarily due to a decrease in the balance of loans held-for-portfolio, a positive adjustment to the qualitative factors applied to real estate related loans as a result of improvement in economic conditions related to the strong housing market, and to a lesser extent a $247 thousand decrease in non-performing loans. The provision for loan losses in the third quarter of 2021 also reflects the inherent economic improvements in our markets as initial COVID-19 restrictions implemented in the second quarter of last year have been lifted.
Noninterest income decreased $281 thousand, or 16.4%, to $1.4 million for the quarter ended September 30, 2021, compared to $1.7 million for the quarter ended June 30, 2021 and decreased $637 thousand, or 30.8%, from $2.1 million for the quarter ended September 30, 2020. The change in noninterest income for the three months ended September 30, 2021 as compared to both the three months ended June 30, 2021 and September 30, 2021, primarily resulted from the decline in the net gain on sale of loans, partially offset by an increase in the fair value adjustment on mortgage servicing rights. As a result of refinance activity slowing over the past quarter, our residential loans originated for sale decreased and prepayment speeds on residential mortgage loans slowed positively affecting the fair value of mortgage servicing rights. Loans sold during the quarter ended September 30, 2021, totaled $20.3 million, compared to $39.9 million and $89.5 million during the quarters ended June 30, 2021 and September 30, 2020, respectively.
Noninterest expense increased $330 thousand, or 5.5%, to $6.3 million for the quarter ended September 30, 2021, compared to $6.0 million for the quarter ended June 30, 2021 and increased $788 thousand, or 14.2%, from $5.5 million for the quarter ended September 30, 2020. The increase from the quarter ended June 30, 2021 was primarily a result of an increase in salaries and benefits expense of $198 thousand primarily due to higher wages and incentive compensation resulting from the tight labor market and an increase in headcount. The increase in noninterest expense compared to the quarter ended September 30, 2020 was primarily due to an increase in salaries and benefits of $632 thousand primarily due to higher wages and incentive compensation and lower deferred compensation, partially offset by a decrease in commission expense related to a decline in mortgage activity in third quarter of 2021 as compared to the same period in 2020. Data processing expense also increased $101 thousand due to technology investments and variable costs associated with loan origination system activity.
The efficiency ratio for the quarter ended September 30, 2021 was 64.81%, compared to 66.07% for the quarter ended June 30, 2021 and 63.36% for the quarter ended September 30, 2020. The improvement in the efficiency ratio for the current quarter compared to the prior quarter is primarily due to higher net interest income in the current quarter, partially offset by lower noninterest income and higher noninterest expense. The weakening in the efficiency ratio for the current quarter compared to the same period in the prior year is primarily due to higher noninterest expense, partially offset by slightly higher revenues.

Balance Sheet Review, Capital Management and Credit Quality

Assets at September 30, 2021 totaled $928.1 million, compared to $923.2 million at June 30, 2021 and $867.4 million at September 30, 2020. The increase in assets from the sequential quarter was primarily due to an increase in loans held-for-portfolio and an increase in loans held-for-sale, partially offset by a decrease in cash and cash equivalents. The increase from one year ago was primarily a result of higher balances in cash and cash equivalents, partially offset by decreases in loans held-for-sale and loans held-for-portfolio, primarily as a result of PPP loans being forgiven by the SBA.
Cash and cash equivalents decreased $30.1 million, or 12.7%, to $206.7 million at September 30, 2021, compared to $236.8 million at June 30, 2021, and increased $90.9 million, or 78.6%, from $115.8 million at September 30, 2020. The decrease from the prior quarter-end was due to deploying cash earning a nominal yield into higher earning loans. The increase from a year ago was due to significant deposit growth due to new PPP relationships and growth of existing client balances.
Available-for-sale securities totaled $7.1 million at September 30, 2021, compared to $7.5 million at June 30, 2021, and $13.3 million at September 30, 2020. The decrease in available-for-sale securities from the prior quarter was primarily due to regularly scheduled payments and maturities. The decrease from the same period one year ago was primarily due to calls of securities, regularly scheduled payments and maturities, partially offset by purchases during the fourth quarter of 2020.
Loans held-for-sale totaled $3.9 million at September 30, 2021, compared to $3.7 million at June 30, 2021 and $16.1 million at September 30, 2020.
Loans held-for-portfolio increased to $667.6 million at September 30, 2021, compared to $639.6 million at June 30, 2021 and decreased from $689.4 million at September 30, 2020. The increase in loans held-for-portfolio at September 30, 2021, compared to the prior quarter, primarily resulted from a $24.0 million, or 14.1%, increase in one-to-four family loans driven largely by the origination of jumbo mortgages during the third quarter of 2021, a $9.7 million, or 13.5%, increase in construction and land loans, and a $15.2 million, or 18.9%, in consumer loans almost entirely due to floating home loans. These increases were partially offset by a $23.3 million, or 38.9% decrease in commercial business loans resulting from the forgiveness by the SBA of $24.3 million of commercial business PPP loans during the quarter. The decrease in loans held-for-portfolio at September 30, 2021, compared to the comparable quarter in 2020, primarily resulted from a $74.4 million, or 67.0% decrease in commercial business loans, and a $29.1 million, or 10.5% decrease in commercial and multifamily loans, partially offset by a $54.0 million, or 38.5% increase in one-to-four family loans, a $9.4 million, or 13.0% increase in construction and land loans, and a $20.0 million or 26.4%, increase in consumer loans primarily due to $16.0 million, or 37.6% increase in floating home loans. At September 30, 2021, commercial and multifamily real estate loans accounted for approximately 36.9% of total loans, one-to-four family loans, including home equity loans accounted for approximately 31.2% of total loans, and commercial business loans accounted for approximately 5.6% of total loans. Consumer loans accounted for approximately 14.3% of total loans and construction and land loans accounted for approximately 12.2% of total loans at September 30, 2021.
Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, including nonperforming troubled debt restructurings ("TDRs") loans on nonaccrual status, other real estate owned ("OREO"), and other repossessed assets, increased $1.6 million, or 73.3%, to $3.7 million at September 30, 2021, from $2.2 million at June 30, 2021 and decreased $163 thousand, or 4.2% from $3.9 million at September 30, 2020. The increase in nonperforming assets during the period compared to the prior period primarily was due to a $1.5 million increase in nonperforming one-to-four family loans consisting of three properties. NPAs to total assets were 0.40%, 0.23% and 0.45% at September 30, 2021, June 30, 2021 and September 30, 2020, respectively. The allowance for loan losses to total loans outstanding was 0.95%, 0.96% and 0.87% at September 30, 2021, June 30, 2021 and September 30, 2020, respectively. Excluding PPP loans of $11.8 million which are 100% guaranteed by the SBA, the allowance for loan losses totaled 0.96% of total loans outstanding at September 30, 2021, compared to 1.02% of total loans outstanding at June 30, 2021, excluding PPP loans of $36.0 million, and 0.97% of total loans outstanding at September 30, 2020, excluding PPP loans of $74.8 million (See Non-GAAP reconciliation on page 16). Net loan charge-offs during the third quarter of 2021 totaled $5 thousand compared to net charge-offs of $28 thousand for the second quarter 2021, and net charge-offs of $318 thousand for the third quarter of 2020.

We are continuing to provide payment relief for both consumer and business clients, most of which relief involves interest only or payment deferrals that range from 90 to 180 days. Deferred loans are re-evaluated at the end of the deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. As of September 30, 2021, we had residential and commercial loans under payment relief related to COVID-19 as summarized below (dollars in thousands):

	Second Request		Third Request		Fourth Request		Total
	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount
Residential loans (1)	1	$67	2	$189	3	$677	6	$933
Commercial loans (2)	—	—	—	—	0	—	—	—
Total loans	1	$67	2	$189	3	$677	6	$933
(1)Entered into a forbearance agreement with a weighted-average loan-to-value of 75%, 37% and 72% for loans under their second, third or fourth request, respectively.
(2)Entered into an interest-only payment agreement with a weighted-average loan-to-value of —%, —% and —% for loans under their second, third or fourth request, respectively.
The foregoing weighted average loan-to-values are based on appraisals obtained at the time of loan origination and the current loan amount. All of these loan modifications have been made in response to the COVID-19 pandemic and are not classified as troubled debt restructurings pursuant to applicable accounting and regulatory guidance until the earlier of 60 days after the national emergency termination date or January 1, 2022. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The following table summarizes our NPAs (dollars in thousands):

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Nonperforming Loans:
One-to-four family	$1,915	$457	$1,507	$1,668	$1,602
Home equity loans	150	157	151	156	146
Commercial and multifamily	—	—	353	353	353
Construction and land	220	39	40	40	555
Manufactured homes	98	143	146	149	131
Floating homes	504	510	514	518	529
Commercial business	182	186	—	—	—
Total nonperforming loans	3,069	1,492	2,711	2,884	3,316
OREO and Other Repossessed Assets:
One-to-four family	84	84	—	—	—
Commercial and multifamily	575	575	575	575	575
Manufactured homes	—	—	—	19	—
Total OREO and repossessed assets	659	659	575	594	575
Total nonperforming assets	$3,728	$2,151	$3,286	$3,478	$3,891

Nonperforming Loans:
One-to-four family	51.4%	21.2%	45.9%	48.0%	41.2%
Home equity loans	4.0	7.3	4.6	4.5	3.7
Commercial and multifamily	—	—	10.7	10.1	9.1
Construction and land	5.9	1.8	1.2	1.2	14.3
Manufactured homes	2.6	6.6	4.4	4.3	3.3
Floating homes	13.5	23.8	15.7	14.9	13.6
Commercial business	4.9	8.6	—	—	—
Total nonperforming loans	82.3	69.4	82.5	83.0	85.2
OREO and Other Repossessed Assets:
One-to-four family	2.3	3.9	—	—	—
Commercial and multifamily	15.4	26.7	17.5	16.5	14.8
Manufactured homes	—	—	—	0.5	—
Total OREO and repossessed assets	17.7	30.6	17.5	17.0	14.8
Total nonperforming assets	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Allowance for Loan Losses
Balance at beginning of period	$6,157	$5,935	$6,000	$5,988	$6,031
Provision for loan losses during the period	175	250	—	—	275
Net (charge-offs) recoveries during the period	(5)	(28)	(65)	12	(318)
Balance at end of period	$6,327	$6,157	$5,935	$6,000	$5,988
Allowance for loan losses to total loans	0.95%	0.96%	0.97%	0.98%	0.87%
Allowance for loan losses to total loans (excluding PPP loans) (1)	0.96%	1.02%	1.07%	1.05%	0.97%
Allowance for loan losses to total nonperforming loans	206.16%	412.67%	218.92%	208.04%	180.58%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Deposits increased $2.9 million, or 0.4%, to $807.7 million at September 30, 2021, compared to $804.7 million at June 30, 2021 and increased $58.8 million, or 7.9%, from $748.9 million at September 30, 2020. The increase in deposits compared to the prior quarter was primarily a result of increases in the balances of existing account relationships, as well as deposit growth from new commercial loan relationships, partially offset by a managed run-off of higher costing maturing deposits. The increase in deposits compared to the year ago quarter was primarily the result of disbursements of PPP loan proceeds into borrowers' deposit accounts as well as stimulus funds deposited, developing further relationships with PPP borrowers who were not previously clients, as well as reduced withdrawals reflecting changes in customer spending habits due to the COVID-19 pandemic. Our noninterest-bearing deposits increased $13.0 million, or 7.1% to $194.8 million at September 30, 2021, compared to $181.8 million at June 30, 2021 and increased $42.6 million, or 28.0% from $152.2 million at September 30, 2020. Noninterest-bearing deposits represented 24.1%, 22.6% and 20.3% of total deposits at September 30, 2021, June 30, 2021 and September 30, 2020, respectively.
There were no outstanding FHLB advances at both September 30, 2021 and June 30, 2021, compared to $7.5 million at September 30, 2020. Subordinated debt, net totaled $11.6 million at both September 30, 2021 and June 30, 2021 as compared to $11.7 million at September 30, 2020.
Stockholders’ equity totaled $91.9 million at September 30, 2021, an increase of $2.4 million, or 2.6%, from $89.5 million at June 30, 2021, and an increase of $9.6 million, or 11.6%, from $82.3 million at September 30, 2020. The increase in stockholders’ equity from June 30, 2021 was primarily the result of net income earned of $2.6 million, partially offset by the payment of $446 thousand in dividends to Company stockholders during the current quarter.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Annualized return on average assets	1.11%	0.98%	1.11%	1.61%	1.08%
Annualized return on average equity	11.21	10.13	11.40	16.40	11.33
Annualized net interest margin(1)	3.74	3.36	3.09	3.46	3.26
Annualized efficiency ratio(2)	64.81%	66.07%	66.69%	56.32%	63.36%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Basic earnings per share	$1.00	$0.87	$0.95	$1.35	$0.90
Diluted earnings per share	0.98	0.85	0.93	1.34	0.90
Weighted-average basic shares outstanding	2,586,966	2,582,937	2,571,726	2,566,219	2,563,018
Weighted-average diluted shares outstanding	2,633,459	2,627,621	2,610,986	2,597,475	2,589,241
Common shares outstanding at period-end	2,617,425	2,614,329	2,609,806	2,592,587	2,595,289
Book value per share	$35.11	$34.25	$33.55	$32.97	$31.72

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Interest income	$9,102	$8,415	$7,999	$9,074	$8,508
Interest expense	785	1,064	1,463	1,873	1,848
Net interest income	8,317	7,351	6,536	7,201	6,660
Provision for loan losses	175	250	—	—	275
Net interest income after provision for loan losses	8,142	7,101	6,536	7,201	6,385
Noninterest income:
Service charges and fee income	556	526	532	472	510
Earnings on cash surrender value of bank-owned life insurance	104	96	82	141	102
Mortgage servicing income	328	321	312	288	260
Fair value adjustment on mortgage servicing rights	(125)	(294)	(275)	(434)	(623)
Net gain on sale of loans	568	1,063	2,053	2,623	1,819
Total noninterest income	1,431	1,712	2,704	3,090	2,068
Noninterest expense:
Salaries and benefits	3,512	3,314	3,644	3,151	2,880
Operations	1,466	1,361	1,206	1,352	1,390
Regulatory assessments	91	91	101	109	111
Occupancy	441	409	448	444	442
Data processing	808	813	779	735	707
Net gain on OREO and repossessed assets	—	—	(16)	5	—
Total noninterest expense	6,318	5,988	6,162	5,796	5,530
Income before provision for income taxes	3,255	2,825	3,078	4,495	2,923
Provision for income taxes	663	574	627	1,001	588
Net income	$2,592	$2,251	$2,451	$3,494	$2,335

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Nine Months Ended September 30
	2021	2020
Interest income	$25,517	$25,863
Interest expense	3,311	5,578
Net interest income	22,206	20,285
Provision for loan losses	425	925
Net interest income after provision for loan losses	21,781	19,360
Noninterest income:
Service charges and fee income	1,615	1,433
Earnings on cash surrender value of bank-owned life insurance	281	207
Mortgage servicing income	961	739
Fair value adjustment on mortgage servicing rights	(694)	(1,423)
Net gain on sale of loans	3,683	3,399
Total noninterest income	5,846	4,355
Noninterest expense:
Salaries and benefits	10,470	8,933
Operations	4,033	4,109
Regulatory assessments	283	480
Occupancy	1,298	1,437
Data processing	2,400	1,923
Net gain on OREO and repossessed assets	(16)	—
Total noninterest expense	18,468	16,882
Income before provision for income taxes	9,159	6,833
Provision for income taxes	1,865	1,390
Net income	$7,294	$5,443

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
ASSETS
Cash and cash equivalents	$206,702	$236,815	$269,593	$193,828	$115,762
Available-for-sale securities, at fair value	7,060	7,524	9,078	10,218	13,296
Loans held-for-sale	3,884	3,674	10,713	11,604	16,063
Loans held-for-portfolio	667,551	639,633	614,377	613,363	689,434
Allowance for loan losses	(6,327)	(6,157)	(5,935)	(6,000)	(5,988)
Total loans held-for-portfolio, net	661,224	633,476	608,442	607,363	683,446
Accrued interest receivable	2,231	2,078	2,160	2,254	2,536
Bank-owned life insurance, net	20,926	17,823	14,690	14,588	14,404
Other real estate owned ("OREO") and other repossessed assets, net	659	659	575	594	575
Mortgage servicing rights, at fair value	4,211	4,151	4,109	3,780	3,339
Federal Home Loan Bank ("FHLB") stock, at cost	1,052	1,052	1,052	877	1,164
Premises and equipment, net	5,941	6,043	6,123	6,270	6,466
Right-of-use assets	6,033	6,255	6,475	6,722	6,945
Other assets	8,188	3,628	3,641	3,304	3,382
TOTAL ASSETS	$928,111	$923,178	$936,651	$861,402	$867,378
LIABILITIES
Interest-bearing deposits	$612,805	$622,873	$628,009	$615,491	$596,613
Noninterest-bearing deposits	194,848	181,847	188,684	132,490	152,237
Total deposits	807,653	804,720	816,693	747,981	748,850
Borrowings	—	—	—	—	7,500
Accrued interest payable	48	238	133	369	213
Lease liabilities	6,462	6,681	6,894	7,134	7,348
Other liabilities	8,711	9,453	12,027	7,674	7,783
Advance payments from borrowers for taxes and insurance	1,708	938	1,746	1,168	1,678
Subordinated debt, net	11,623	11,613	11,602	11,592	11,676
TOTAL LIABILITIES	836,205	833,643	849,095	775,918	785,048
STOCKHOLDERS' EQUITY:
Common stock	26	26	26	25	25
Additional paid-in capital	27,835	27,613	27,447	27,106	27,018
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(28)	(57)	(85)	(113)	(142)
Retained earnings	63,905	61,758	59,975	58,226	55,170
Accumulated other comprehensive income, net of tax	168	195	193	240	259
TOTAL STOCKHOLDERS' EQUITY	91,906	89,535	87,556	85,484	82,330
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$928,111	$923,178	$936,651	$861,402	$867,378

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)
The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$652,251	$8,967	5.45%	$628,144	$8,299	5.30%	$693,524	$8,422	4.83%
Investments and interest-bearing cash	229,802	135	0.23%	249,863	116	0.19%	117,660	86	0.29%
Total interest-earning assets	$882,053	$9,102	4.09%	$878,007	$8,415	3.84%	$811,184	$8,508	4.17%
Interest-Bearing Liabilities:
Savings and Money Market accounts	$179,164	$42	0.09%	$166,484	$38	0.09%	$132,271	$85	0.26%
Demand and NOW accounts	311,273	141	0.18%	284,952	159	0.22%	199,021	242	0.48%
Certificate accounts	135,757	434	1.27%	174,727	699	1.60%	239,296	1,411	2.35%
Subordinated debt	11,616	168	5.74%	11,606	168	5.81%	1,692	23	5.41%
Borrowings	2	—	—%	—	—	—%	40,527	87	0.85%
Total interest-bearing liabilities	$637,812	785	0.49%	$637,769	1,064	0.67%	$612,807	1,848	1.20%
Net interest income/spread		$8,317	3.61%		$7,351	3.18%		$6,660	2.97%
Net interest margin			3.74%			3.36%			3.27%

Ratio of interest-earning assets to interest-bearing liabilities	138%			138%			132%
Total deposits	$808,697	$617	0.30%	$805,765	$896	0.45%	$715,231	$1,738	0.97%
Total funding (1)	820,315	785	0.38%	817,371	1,064	0.52%	757,450	1,848	0.97%

	Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$636,352	$25,152	5.28%	$666,090	$25,463	5.09%
Investments and interest-bearing cash	236,495	365	0.21%	82,799	400	0.64%
Total interest-earning assets	$872,847	$25,517	3.91%	$748,889	$25,863	4.60%
Interest-Bearing Liabilities:
Savings and Money Market accounts	$167,253	$144	0.12%	$122,545	$252	0.27%
Demand and NOW accounts	281,933	485	0.23%	178,712	688	0.51%
Certificate accounts	174,712	2,178	1.67%	244,480	4,406	2.40%
Subordinated debt	11,606	504	5.81%	568	23	5.39%
Borrowings	1	—	—%	20,244	209	1.38%
Total interest-bearing liabilities	$635,505	3,311	0.70%	$566,549	5,578	1.31%
Net interest income/spread		$22,206	3.21%		$20,285	3.29%
Net interest margin			3.40%			3.61%

Ratio of interest-earning assets to interest-bearing liabilities	137%			132%
Total deposits	$798,384	$2,807	0.47%	$673,042	$5,346	1.06%
Total funding (1)	809,991	3,311	0.55%	693,854	5,578	1.07%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Real estate loans:
One-to-four family	$194,346	$170,351	$129,995	$130,657	$140,356
Home equity	14,012	15,378	13,763	16,265	17,727
Commercial and multifamily	246,794	244,047	251,459	265,774	275,876
Construction and land	81,576	71,881	63,112	62,752	72,166
Total real estate loans	536,728	501,657	458,329	475,448	506,125
Consumer Loans:
Manufactured homes	21,459	21,032	20,781	20,941	20,948
Floating homes	58,358	43,741	39,868	39,868	42,399
Other consumer	15,732	15,557	14,942	15,024	12,252
Total consumer loans	95,549	80,330	75,591	75,833	75,599
Commercial business loans	36,620	59,969	83,669	64,217	111,025
Total loans	668,897	641,956	617,589	615,498	692,749
Less:
Deferred fees, net	(1,346)	(2,323)	(3,212)	(2,135)	(3,315)
Allowance for loan losses	(6,327)	(6,157)	(5,935)	(6,000)	(5,988)
Total loans held for portfolio, net	$661,224	$633,476	$608,442	$607,363	$683,446

DEPOSITS
(Dollars in thousands, unaudited)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Noninterest-bearing	$194,848	$181,847	$188,684	$132,490	$152,237
Interest-bearing	311,303	297,227	269,514	230,492	214,253
Savings	99,747	97,858	93,207	83,778	78,549
Money market	82,314	72,553	73,536	65,748	62,773
Certificates	119,441	155,235	191,752	235,473	241,038
Total deposits	$807,653	$804,720	$816,693	$747,981	$748,850

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Nonaccrual loans	$2,658	$1,068	$2,467	$2,710	$2,965
Nonperforming TDRs	411	424	244	174	351
Total nonperforming loans	3,069	1,492	2,711	2,884	3,316
OREO and other repossessed assets	659	659	575	594	575
Total nonperforming assets	$3,728	$2,151	$3,286	$3,478	$3,891
Performing TDRs	2,198	2,221	2,919	3,072	5,270
Net (charge-offs)/ recoveries during the quarter	(5)	(28)	(65)	12	(318)
Provision for loan losses during the quarter	175	250	—	—	275
Allowance for loan losses	6,327	6,157	5,935	6,000	5,988
Allowance for loan losses to total loans	0.95%	0.96%	0.97%	0.98%	0.87%
Allowance for loan losses to total loans (excluding PPP loans)(1)	0.96%	1.02%	1.07%	1.05%	0.97%
Allowance for loan losses to total nonperforming loans	206.16%	412.67%	218.92%	208.04%	180.58%
Nonperforming loans to total loans	0.46%	0.23%	0.44%	0.47%	0.48%
Nonperforming assets to total assets	0.40%	0.23%	0.35%	0.40%	0.45%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Sound Community Bank:
Total loans to total deposits	82.82%	79.77%	75.62%	82.29%	92.51%
Noninterest-bearing deposits to total deposits	24.13%	22.60%	23.10%	17.71%	20.33%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$928,097	$924,233	$896,303	$864,045	$856,186
Average total equity for the quarter	$91,766	$89,139	$87,181	$84,781	$81,994

Non-GAAP Financial Measures

We have presented a non-GAAP financial measure in addition to results presented in accordance with GAAP for the allowance for loan losses to total loans excluding PPP loans. We have presented this non-GAAP financial measure because management believes this non-GAAP measure to be a useful measurement in evaluating the adequacy of the amount of the allowance for loan losses to total loans as the balance of SBA PPP loans, which are guaranteed by the SBA, has been significant to the loan portfolio. This non-GAAP financial measure has inherent limitations and is not required to be uniformly applied. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for the allowance for loan losses to total loans determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other financial institutions. Reconciliation of the GAAP and non-GAAP financial measurement is presented in the table below.

Non-GAAP Reconciliation
(Dollars in thousands, unaudited)

The following table reconciles the Company’s calculation of the allowance for loan losses to period-end loans:

	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020	September 30, 2020
Allowance for loan losses	$(6,327)	$(6,157)	$(5,935)	$(6,000)	$(5,988)
Total loans	667,551	639,633	614,377	613,363	689,434
Less: PPP loans	11,789	36,043	61,201	43,269	74,776
Total loans, net of PPP loans	$655,762	$603,590	$553,176	$570,094	$614,658
Allowance for loan losses to total loans (GAAP)	0.95%	0.96%	0.97%	0.98%	0.87%
Allowance for loan losses to total loans, excluding PPP loans (Non-GAAP)	0.96%	1.02%	1.07%	1.05%	0.97%

Category: Earnings

Media and Financial:
Laurie Stewart
President/CEO
(206) 448-0884 x306